UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 6, 2013

Date of Report: (Date of earliest event reported)

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	1-9761	36-2151613
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Two Pierce Place, Itasca, Illinois 60143-3141, (630) 773-3800

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 4, 2013, Arthur J. Gallagher & Co., through its subsidiary, Friary Intermediate Limited (together, “Gallagher”), entered into a Share Purchase Agreement (the “Agreement”) with DMWSL 586 Limited (the “Seller”). Under the Agreement, Gallagher agreed to purchase all of the outstanding ordinary shares of DMWSL 587 Limited for net cash consideration of approximately £233 million (the “Acquisition”). DMWSL 587 Limited and its subsidiaries constitute the Giles Insurance Broking Group (“Giles”). The transaction is subject to regulatory approval. Giles is the fifth largest independent retail insurance broker in the United Kingdom with over 1,100 employees operating out of 43 offices in England, Scotland, Wales, Northern Ireland, Isle of Man and the Channel Islands.

The Agreement, supplemented by a separately entered into warranty deed, includes customary warranties and/or covenants with respect to matters such as operation of the acquired business, regulatory compliance, litigation and taxes. Approximately £3 million of the total consideration will be held back and placed in escrow as partial security for the warranty obligations. The liability of the Seller and certain members of senior management under the Agreement is limited to the amount of the escrow. Additionally, Gallagher has purchased an insurance policy to cover the general and tax warranties. Under the Agreement, Arthur J. Gallagher & Co. guaranteed the obligations of Friary Intermediate Limited in respect of efforts to obtain regulatory approval and payment of the consideration at completion.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached to this report as Exhibit 2.1 and incorporated herein by reference in its entirety.

Item 9.01. Financial Statements and Exhibits.

2.1	Share Purchase Agreement, dated September 4, 2013, between Gallagher, Giles and the Seller.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arthur J. Gallagher & Co.

Date: September 6, 2013	/s/ Walter D. Bay
Walter D. Bay
Vice President, General Counsel and Secretary